Exhibit 10.48

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (the “Agreement”) is entered into between Maria Teresa Hilado (“Executive”) and Allergan, Inc. (“Allergan”) on its own behalf and on behalf of its parent companies, subsidiaries, affiliates, predecessors and successors, and the affiliates, predecessors and successors of such entities (specifically including, but not limited to, Allergan plc; Allergan USA, Inc.; and Allergan Holdco US, Inc.) (Allergan and all such other entities are referred to collectively as the “Company”). This Agreement will not become effective and irrevocably binding until it has been fully executed by both parties and until seven (7) days have passed from the date on which this Agreement is signed by Executive during which time Executive has not revoked this Agreement (the “Effective Date of this Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties agree as follows:

1.Termination of Employment. Executive hereby acknowledges the termination of her employment with the Company will be effective as of the close of business on April 4, 2018 (the “Termination Date”). Other than as provided for in the consulting agreement attached to this Agreement as Attachment A, Executive will not be required to, and will not in fact, render any services on behalf of the Company after the Termination Date. Effective as of the Termination Date, Executive will cease to be an employee of the Company and will not be eligible to receive any salary or benefits of employment, except as described in this Agreement. If Executive is an officer or director of any of the Company entities, then, effective as of the Termination Date, Executive agrees to and hereby does resign from any and all offices and directorships with any such Company entities, and agrees to execute all documents reasonably requested by the Company to effectuate such resignation(s). Regardless of whether Executive signs this Agreement, Executive shall receive Executive’s usual pay up to and including the Termination Date.

2.Payments and other Consideration. Provided that: (1) Executive executes and delivers this Agreement to the Company at 5 Giralda Farms, Madison, NJ 07940 and does not revoke this Agreement within seven (7) days after the date on which it is signed by Executive, (2) Executive does not voluntarily resign her employment with the Company or is not terminated for “Cause” (as such term is defined in the Allergan plc 2017 Executive Severance Plan (the “Severance Plan”) so long as the basis for such “Cause” is not known to the Company as of the date hereof prior to the Termination Date and (3) Executive executes and delivers the “Second Release Agreement” attached hereto as Exhibit A (which must be signed after the Termination Date) within twenty-one (21) days of the Termination Date and does not revoke the Second Release Agreement within seven (7) days after the date on which it is signed by Executive; then in consideration for Executive’s execution of this Agreement and the Second Release Agreement, Executive will receive the payments and other consideration set forth in this paragraph 2 (collectively “the Payments”):

(a)A severance payment pursuant to the terms of the Severance Plan equal to the sum of (i) 1.5 times Executive’s current base salary (1.5 x $800,000 = $1,200,000) and (ii) 1.5 times Executive’s current annual target bonus  (1.5 x $825,000 = $1,237,500), in an amount totaling, $2,437,500, minus applicable tax withholdings, to be paid in a lump sum cash amount within thirty (30) days following the Termination Date, or up to fifteen (15) days later if necessary to accommodate a later effective date of the Second Release Agreement; provided that if there is an agreement providing for a “Change in Control”, as defined in  the Severance Plan, approved by the board of directors of the Company and entered into on or before December 31, 2018 (“2018 Change in Control Event”), the payments set forth in (i) and (ii) above shall be supplemented by an additional payment of one (1) times Executive’s base salary ($800,000) and target bonus ($825,000), with such additional payment of $1,625,000 to be paid in a lump sum cash amount within thirty (30) days following such Change in Control, if and only if such Change of Control occurs.

(b)In accordance with and subject to the terms of the Severance Plan, should Executive elect to continue coverage under COBRA, health and welfare benefit plan participation shall be continued by the Company for twenty-four (24) months (the “Benefit Continuation Period”) under COBRA at the regular employee rate;

(c)Following completion of the Benefit Continuation Period, Executive shall be deemed to be eligible to participate in the Allergan Retiree Medical Access Plan in accordance with the terms of that plan (regardless of actual eligibility requirements), as may be amended from time to time;

(d)Career transition assistance in accordance with the Severance Plan for twenty-four (24) months, which may be commenced before the Termination Date but shall be completed not later than twenty-four (24) months from the Termination Date;

(e)A retention bonus in the amount of $1,800,000, minus applicable tax withholdings, to be paid in a lump sum cash amount within thirty (30) days following the Termination Date, or up to fifteen (15) days later if necessary to accommodate a later effective date of the Second Release Agreement;

(f)Continued eligibility for vesting and payment of Executive’s Transformation Incentive Plan (“TIP”) award through 12/31/2020, with the payout, if any, subject to actual Company performance as determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”) applicable to all TIP participants and made in accordance with the original payment schedule;

(g)The portion of Executive’s December 8, 2014 restricted stock unit (“RSU”) grant that is unvested as of the Termination Date will become immediately vested and distributable on the later of (i) the date immediately following the Termination Date and (ii) the date on which the Second Release Agreement is effective and no longer subject to revocation. The portion of Executive’s December 8, 2014 nonqualified stock option grant (the “2014 Stock Option”) that is unvested as of the Termination Date will become immediately vested and exercisable on later of (x) the date immediately following the Termination Date and (y) the date on which the Second Release Agreement is effective and no longer subject to revocation, and all of the 2014 Stock Option will remain exercisable for (1) twenty-four (24) months following the Termination Date or (2) thirty-six (36) months following the Termination Date if there is a 2018 Change in Control Event.

(h)The portion of Executive’s April 3, 2017 RSU grant that would have become vested and distributable during the twelve (12) month period immediately following the Termination Date had Executive remained employed with the Company will continue to vest and become distributable in accordance with the terms of the award, unless there is a 2018 Change in Control Event, in which event the vesting of the RSU grant will be accelerated and become fully vested on the earlier of (i) the date of the Change in Control or (ii) the original vesting date of such tranche of the RSU grant (i.e., April 3, 2019).  The remaining portion of the award shall be forfeited as of the Termination Date

(i)Executive’s December 8, 2014 performance share award has performance vested as to 7,121 units as of the end of the performance period (i.e., September 1, 2017), and such units will be distributable in accordance with the original payment schedule pursuant to the terms of the award, unless there is a 2018 Change in Control Event, in which event the undistributed portion of the performance share unit award will be distributed upon the Change in Control as if Executive were still employed on the date of the Change in Control.  Executive’s April 3, 2017 performance share unit award will be prorated in accordance with the terms of the award, and the number of shares Executive will receive, if any, will be based on actual performance as determined by the Compensation Committee pursuant to the terms of the award and will be distributable in accordance with the original payment schedule, unless there is a 2018 Change in Control Event, in which event such performance share unit award will vest and be distributed in accordance with the Severance Plan or the applicable equity plan and award agreement as if Executive were still employed on the date of the Change in Control.

(j)The Company will directly pay to Executive’s attorney within thirty (30) days after the later of presentation of relevant invoices and the Effective Date of this Agreement for attorneys’ fees incurred in connection with the negotiation of this Agreement, with such reimbursement not to exceed $35,000.

Executive acknowledges that, in exchange for signing this Agreement, Executive is receiving a payment that Executive is not otherwise entitled to receive from the Company. Executive acknowledges and agrees that other than (A) the Payments provided for in this Agreement, (B) payment of Executive’s usual pay for the final pay period that includes the Termination Date (in the event that payment has not already been made), (C) payment of Executives 2017 bonus under the 2017 Annual Incentive Plan, (D) payment under the Merger Success Award, (E) vesting of the RSU tranche scheduled to vest on April 3, 2018, (F) all unreimbursed business expenses, and (G) Executive’s 401(k) Company match amount, Executive has been paid and/or received all leave (paid or unpaid), vacation pay, compensation, wages, bonuses, commissions, equity and/or benefits of any kind to which Executive may be entitled from the Releasees (as defined below) and that no other leave (paid or unpaid), vacation pay, compensation, wages, bonuses, commissions, equity and/or benefits of any kind are due to Executive. For the avoidance of doubt, (i) the Payments and (ii) the compensation and benefits described in clauses (B) through (G) above will be made in accordance to this Agreement in the event of Executive’s death or disability, whether before, on or after the Termination Date, and the promises and obligations of Executive hereunder shall survive Executive’s death or disability.

The Company may withhold from any amounts payable to Executive such federal, state, local or foreign taxes as shall be required to be withheld pursuant to applicable law or regulation, as well as any deductions specified under this Agreement. No additional deductions shall be made from such payments for the Allergan, Inc. Savings and Investment Plan, or any 401(k) plan or deferred compensation plan. Additionally, in certain limited circumstances, the Company’s obligation to make certain of the payments or to provide certain of the other benefits set forth in this paragraph 2 shall be subject to possible reduction and/or delay by reason of the operation of and in accordance with the terms of the Severance Plan and/or certain provisions of Section 409A of the United States Internal Revenue Code of 2017, as amended.

3.Release of Claims. In consideration of the agreement of the Company herein including with respect to the Payments, Executive, on behalf of Executive and Executive’s heirs, executors, representatives, successors, and assigns, completely releases and forever discharges the Company (as defined above), Allergan’s and each of the other Company entities’ current and former owners, officers, directors, employees, insurers, attorneys and agents, both in their personal and representative capacities, their third party manufacturers, insurers, any other entity directly or indirectly controlled by them, successors and assigns of all of the foregoing, past and present, and the various Company benefit plans, committees, trustees, fiduciaries, and trusts (hereinafter all collectively referred to as the “Releasees”) from any and all claims, rights, demands, actions, obligations, liens, costs, expenses, orders, judgments, attorneys’ fees, and causes of action, of whatever kind or nature, asserted or unasserted, arising on or at any time prior to the date on which Executive signs this Agreement, which Executive may now have, or has ever had, against any of the Releasees arising from or in any way connected with the employment relationship between Executive and the Company, or any acts or omissions occurring during the employment relationship or the termination thereof up to and including the date on which Executive signs this Agreement. Without limiting any of the foregoing, this Release of Claims includes, but is not limited to, all “wrongful discharge,” retaliation and discrimination claims; all claims relating to any contracts of employment, express or implied; all claims for defamation, misrepresentation, or negligence; all claims for monies or severance pay; all tort claims of any nature, including claims for alleged infliction of emotional distress; all claims under any laws or regulations relating to employment matters including, but not limited to the following, as amended: (1) Title VII of the Civil Rights Act of 1964, 42 U. S. C. § 2000(e), et seq.; (2) the Age Discrimination in Employment Act, as amended, 29 U. S. C. § 621, et seq. (the “ADEA”); (3) Section 1981 of the Civil Rights Act of 1866, 42 U. S. C. § 1981; (4) the Equal Pay Act of 1963, 29 U. S. C. § 206; (5) Executive Order 11141; (6) Section 503 of the Rehabilitation Act of 1973, 29 U. S. C. § 701, et seq. ; (7) the Americans With Disabilities Act, 42 U. S. C. § 12101, et seq.; (8) the Employee Retirement Income Security Act of 1974, as amended, 29 U. S. C. § 1001, et seq. (except for any vested benefits under any tax qualified benefit plan); (9) the Immigration Reform and Control Act, 8 U. S. C. §101, et seq.; (10) the Worker Adjustment and Retraining Notification Act, 29 U. S. C. §2101, et seq.; (11) the Fair Credit Reporting Act, 15 U. S. C. § 1681, et seq.; (12) the Sarbanes-Oxley Act of 2002, to the extent permitted by law; (13) Section 885 of the American Jobs Creation Act of 2004 and any applicable guidance thereunder (Internal Revenue Code Section 409A); (14) the Family and Medical Leave Act; (15) the New Jersey Conscientious Employee Protection Act; (16) the Massachusetts Wage Act, Mass. Gen. Law Ch. 149, §148 (17) the Massachusetts antidiscrimination law, Mass. Gen. Law Ch. 151B; (18) the California Fair Employment and Housing Act; (19) the California Whistleblower Protection Law (Labor Code §§ 1102.5, et seq.); (20) the Cal-WARN Act, Cal. Labor Code §§1400-1408; (21) the Millville Dallas Airmotive Plant Job Loss Notification Act; (22) the New York Worker Adjustment and Retraining Notification Act; (23) any other federal, state or local law, rule, regulation, or ordinance; any public policy, contract, tort, or common law; and all claims for vacation, sick, or personal leave pay, short term or long term disability benefits, or payment pursuant to any practice, plan, policy, handbook, or manual; and any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters.

This Release of Claims does not affect any vested rights Executive may have under the Allergan, Inc. Savings and Investment Plan or any 401(k) or Profit Sharing Plan of the

Company, as well as any vested rights that Executive may have under any equity award previously granted to Executive under any equity plan of the Company. Any such vested rights that Executive may have shall be determined by the terms of such Plans or plans and the agreements related thereto. In addition, this Release of Claims does not release any claim (i) to pay or provide any compensation or benefit required to be paid or provided under this Agreement, (ii) to indemnify Executive for her acts as an officer or director of the Company or any other Company entity in accordance with the bylaws of the Company and the policies and procedures of the Company that are presently in effect of the Effective Date of this Agreement, (iii) to benefits that Executive and/or her eligible, participating dependents or beneficiaries may have under any existing welfare, retirement or other fringe-benefit plan or program of the Company in which Executive and/or such dependents are participants, and/or (iv) arising after the Termination Date as the result of acts or occurrences after the Termination Date.

Executive hereby acknowledges and agrees that Executive shall not seek to recover nor be entitled to recover from any of the Releasees for any claim that has been released in this Release of Claims.

4.Release – Other Information.

(a)Nothing in this Agreement shall be interpreted or applied to affect or limit Executive’s otherwise lawful right to bring an administrative charge with the U. S. Equal Employment Opportunity Commission (“EEOC”) or other federal, state, or local administrative agency, or to testify, assist, or participate in any investigation, hearing, or proceeding conducted by the EEOC or other federal, state, or local administrative agency. Executive agrees that Executive has released the Releasees from any and all liability from the laws, statutes, and common law listed in paragraph 3 above. As such, the Company may assert its rights under the Release of Claims in this Agreement as a defense to any administrative, judicial or other proceeding or lawsuit filed against the Releasees asserting or alleging any claim, demand or cause of action that has been released or waived in paragraph 3 above. Further, Executive is not and will not be entitled to any monetary relief resulting from any proceeding brought by Executive or the EEOC or any other person or entity on Executive’s behalf (including but not limited to any federal, state, or local agency) asserting or alleging any claim, demand or cause of action that has been released or waived in paragraph 3 above. For the avoidance of doubt, nothing in this Agreement shall be interpreted to limit Executive’s right to receive an award to which Executive may be entitled for information provided to the U. S. Securities and Exchange Commission (SEC), the U. S. Commodity Futures Trading Commission (CFTC), or equivalent state securities enforcement agencies.

(b)The parties also acknowledge that nothing in this Agreement shall be interpreted or applied in a manner that affects or limits Executive’s otherwise lawful ability to challenge, under the Older Workers Benefit Protection Act (“OWBPA”) (29 U. S. C. § 626), the knowing and voluntary nature of her release of any claims for violation of the Age Discrimination in Employment Act of 1967, as amended, 29 U. S. C. § 621, et seq. (“ADEA”) against any of the Releasees before a court, the EEOC, or any other federal, state, or local agency.

5.Release of Claims under the ADEA, Right to Review and Revoke.

Executive expressly acknowledges and agrees that this Agreement includes a waiver and release of all claims that Executive has or may have under the ADEA. The following terms and conditions apply to and are part of the waiver and release of claims under this Agreement:

(a)The waiver and release of claims contained in this Agreement does not cover rights or claims that may arise after the date on which Executive signs this Agreement.

(b)Executive is hereby advised to consult a lawyer before signing this Agreement. Executive is granted at least twenty-one (21) calendar days after Executive is presented with this Agreement to decide whether or not to sign this Agreement. If Executive signs this Agreement before the expiration of the at least twenty-one (21) day period, she waives the balance of that period. Executive agrees that any modifications made to this Agreement, material or otherwise, do not restart or affect in any manner the consideration period of at least twenty-one (21) calendar days.

(c)Executive will have the right to revoke this Agreement for a period of seven (7) days after signing this Agreement, and this Agreement shall not become effective or enforceable unless and until this revocation period has expired without revocation by Executive. If Executive timely revokes this Agreement, Executive will not receive or be entitled to receive the Payments specified in paragraph 2 above.

(d)Any revocation by Executive must be in writing and delivered to Allergan plc, Attention: HR Service Delivery Team, 5 Giralda Farms, Madison, NJ 07940 on or before the seventh (7th) day after the date that this Agreement is executed by Executive. Executive hereby acknowledges and agrees that Executive is knowingly and voluntarily waiving and releasing Executive’s rights and claims only in exchange for consideration (something of value) in addition to anything of value to which Executive is already entitled.

6.Confidential Information, Return of Company Property, Confidentiality of this Agreement Non-Solicitation, Non-Competition and Consulting Agreement.

(a)Executive acknowledges that during Executive’s employment by the Company, Executive has had access to and has obtained Confidential Information (defined below). Executive acknowledges and agrees that all Confidential Information is the exclusive property of the Company (or of one or more of the Company entities, as the case may be) and that Executive has no ownership interest whatsoever in any of the Confidential Information. Executive further acknowledges and agrees that at all times following and including the Effective Date of this Agreement (and with the exception of disclosures to government agencies), all Confidential Information shall be held confidential by Executive and Executive will not (nor will Executive assist any other individual or entity to do so), directly or indirectly: (a) disclose any of the Confidential Information to any individual or entity; (b) publish or otherwise use such Confidential Information; and/or (c) remove, arrange for the removal of, or accept any Confidential Information from any of the premises of the Company (and/or from any other premises). Executive represents and warrants that at all times prior to and including the Effective Date of this Agreement, Executive has not disclosed or used any of the Confidential Information or removed any of the Confidential Information from any of the premises of the Company, except as required in the ordinary course of Executive’s employment by the Company

(and except for disclosures to:  government agencies; and/or other employees of the Company, for purposes of engaging in lawful “concerted activities” under Section 7 of the National Labor Relations Act or similar state statute). However, if Executive becomes legally required to disclose any of the Confidential Information by subpoena, Court order or other valid legal process, then, to the extent permitted by law, Executive will give the Company immediate notice of such pending disclosure and will reasonably cooperate with the Company prior to such disclosure should the Company decide to seek a protective order or other means of preserving the confidentiality of the Confidential Information. For purposes of this Agreement, Confidential Information means any and all confidential, proprietary and/or trade secret (and all other intellectual property rights owned or licensed by any of the Company entities) information and/or materials relating to or concerning the business, affairs, products, services and/or operations of any of the Company entities. The term Confidential Information, as used in this Agreement, shall also include, without limitation, confidential, proprietary and/or trade secret information and materials received by the Company from third parties subject to a duty on the part of the Company to maintain the confidentiality of such information and materials and, in some cases, to use it only for certain limited purposes. The controlled disclosure of Confidential Information by the Company to vendors, suppliers, contractors or others for legitimate business purposes and the availability of the Confidential Information to others outside of the Company through independent efforts will not remove or disqualify such information from being protected herein as Confidential Information. Notwithstanding any of the above, no information constitutes Confidential Information if it is otherwise generally publicly known and in the public domain from sources other than Executive.

Notwithstanding anything contained in this Agreement to the contrary, it will not be a violation of this paragraph 6(a) if Executive uses or discloses Confidential Information either while she is an employee of the Company of thereafter if (i) such disclosure or use may be required or appropriate in connection with her work as an employee of the Company, (ii) she is required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order her to divulge, disclose or make accessible such information, or (iii) to Executive’s spouse, attorney and/or her personal tax and financial advisors as reasonably necessary or appropriate to advance Executive’s tax, financial and other personal planning (each an “Exempt Person”), provided, however, that any disclosure or use of any Confidential Information by an Exempt Person shall be deemed to be a breach of this paragraph 6(a) by Executive, and provided further, if Executive becomes legally required to disclose any of the Confidential Information by subpoena, Court order or other valid legal process, then, to the extent permitted by law, Executive will give the Company immediate notice of such pending disclosure and will reasonably cooperate with the Company prior to such disclosure should the Company decide to seek a protective order or other means of preserving the confidentiality of the Confidential Information.

(b)Executive covenants and agrees that Executive will on or prior to the Termination Date complete all reasonable transition assistance requests of Allergan (including but not limited to aiding in the location of files), and will have returned to the Company all Company property, including, but not limited to, all equipment, vehicles, product samples, computers, pass codes, keys, swipe cards, credit cards, documents, or other materials, in whatever form or format that Executive received, prepared, or helped prepare. Executive further represents that Executive will not retain after the Termination Date, whether in hard copy or electronic form, any copies, duplicates, reproductions, computer disks, or excerpts thereof, of the Company’s or any of its customers’ documents.

(c)Non-Solicitation.  Executive agrees that for a period of twenty-four (24) months immediately following the Effective Date of this Agreement, Executive will not directly or indirectly, (i) solicit any individual who is, on the Termination Date (or was, during the six (6) month period prior to such date), employed by the Company or any of its affiliates to terminate or refrain from renewing or extending such employment or to become employed by or become a consultant to any other individual or entity other than the Company or one of its affiliates, (ii) initiate discussions with any such employee or former employee for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity, or (iii) induce or attempt to induce any then current customer, any person or entity as to which Executive was personally involved, during the six (6) month period prior to the Termination Date, in the Company’s efforts to secure such person or entity as a customer, or any supplier, licensee, or other business associate of the Company or any its affiliates to cease doing business with the Company or such an affiliate, or to interfere with the relationship between any such customer, person or entity, supplier, licensee, or business associate, on the one hand, and the Company or any of its affiliates, on the other hand.  The Company agrees that this provision is not applicable to employees terminated by the Company where solicitation by Executive occurs after such termination.

(d)Non-Competition.  Executive agrees that for the period of twenty-four (24) months immediately following the Effective Date of this Agreement, Executive shall not engage in Competition (as defined below). For purposes of this Agreement, Executive shall be deemed to be engaging in “Competition” if Executive, directly or indirectly, in any jurisdiction in which the Company or any of its affiliates conducts business, owns, manages, operates, controls, or participates in the ownership, management, operation, or control of or provides services as an officer, employee, partner, director, consultant, or otherwise in respect of any business (whether through a corporation or other entity) that is engaged in the development, manufacture, and sale (other than at the retail level) of branded drug products and that is in material and direct competition with any of the five (5) products that, over the four fiscal quarters immediately preceding the Termination Date, accounted for the greatest amount of revenues for the Company or any of its affiliates, taken as a whole. Ownership for personal investment purposes only of less than 5% of the voting stock of any publicly held corporation or less than 5% of any privately held business (without any other involvement in the management or operation of such business) shall not constitute a violation hereof.

(e)Consulting Agreement. The parties agree that on the Effective Date of this Agreement they will enter into a separate consulting arrangement set forth in Attachment A for the period beginning the day after the Termination Date and concluding on December 31, 2018 with a gross monthly fee of $16,000 for any full or partial month, to be paid in a lump sum cash amount on the last day of the applicable month (and in no event no later than 15 days following the last day of such applicable month).

7.Cooperation. Executive agrees to fully and reasonably cooperate with all reasonable requests from the Company or its attorneys for information or assistance in any lawsuit or investigation involving the Company. Executive further agrees to reasonably cooperate with reasonable requests for information relating to projects, assignments, or functions about which Executive possesses knowledge as a result of Executive’s employment. Executive agrees that upon receipt of any subpoena relating in any way to the Company, and/or receipt of any contact from a government agent relating in any way to the Company, Executive will, to the extent permitted by law, immediately notify the Company’s Chief Legal Officer and will fax, e-mail or hand deliver a copy of the subpoena to the Chief Legal Officer within forty-eight (48) hours of service upon Executive and prior to responding, testifying or providing documents or information in response to the subpoena. If Executive’s cooperation exceeds eight (8) hours in any calendar month, than Executive shall be paid a per diem compensation rate of $5,000 for any full or partial day in which Executive provides cooperation services under this paragraph 7. Executive shall also be reimbursed for reasonable expenses incurred by Executive in providing cooperation under this paragraph 7 (e.g, travel, lodging and meal expenses), provided that Executive provides appropriate invoices and/or receipts for any such expenses.

8.Mutual Non-Disparagement. Executive agrees not to, at any time, take any action through any medium or in any forum, to directly or indirectly disparage the employees, products, business reputation, abilities, or capabilities of any of the [Releasees.] This provision includes, without limitation, email, any electronic media, and any postings to the Internet. Notwithstanding the foregoing, it shall not be a breach of this paragraph 8 for Executive to comply with the lawful orders or processes of any court, including the obligation to testify truthfully in any legal proceeding. Likewise, the Company and its directors and senior management agree not to, at any time, take any action through any medium or in any forum, to directly or indirectly disparage Executive. Additionally, this paragraph does not apply to communications with government agencies, the Company and/or any of the other Releasees (including any employees of any of the Company entities).

9.Dispute Arising out of this Agreement; Governing Law. Subject to Executive’s exhaustion of administrative remedies under the Severance Plan with respect to any claim for benefits under the Severance Plan, and with the exception of any action or proceeding brought by the Company (or any of the other Releasees) to enforce the provisions of paragraphs 6, 7, and/or 8 above or paragraph 10 below in which action or proceeding emergency injunctive relief is sought, any dispute or controversy arising out of or related to this Agreement shall be resolved exclusively by final and binding arbitration to be held in the state and county where Executive principally worked immediately prior to Executive’s termination. Any such arbitration shall be subject to the terms and conditions of the Mutual Agreement to Arbitrate Claims entered into between Executive and the Company (the “Arbitration Agreement”), if any, and, pursuant to and subject to the terms of the Arbitration Agreement, shall be conducted through Judicial Arbitration & Mediation Services (JAMS) in accordance with the then-current JAMS Employment Arbitration Rules & Procedures (and no other JAMS rules). Except to the extent governed by federal law, this Agreement shall be governed by and construed under the laws of the State of New Jersey, without reference to New Jersey’s choice of law principles, unless superseded by federal law.

10.Admission. The parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees or Executive of wrongdoing or evidence of any liability or unlawful conduct of any kind.

11.Entire Agreement; Continuing Validity of Certain Existing Agreements and Confidentiality and Non-Solicitation Obligations. This Agreement contains and constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement; provided, however, that Executive acknowledges and affirms that Executive shall remain bound by the applicable provisions of the Company’s Code of Conduct, the Arbitration Agreement, and any restrictive covenant, inventions agreement, confidentiality agreement or similar agreement (collectively, “Restrictive Agreement”) which Executive signed in connection with Executive’s employment. (To the extent that this Agreement addresses subject matters that are also addressed in any such Arbitration Agreement or Restrictive Agreement, this Agreement shall be interpreted and applied so as to enhance the protections afforded to the Company under any such Arbitration Agreement or Restrictive Agreement.)  Further, in the event that Executive and any of the Company entities are parties to a previously executed written employment agreement (“Employment Agreement”) or a previously executed written retention letter agreement (“Retention Letter Agreement”), and to the extent the terms of any such Employment Agreement or Retention Letter Agreement survive the termination of Executive’s employment and do not conflict with the terms of this Agreement, those terms of the Employment Agreement and Retention Letter Agreement shall continue in full force and effect. In addition, this Agreement does not supersede the terms and conditions of the 2017 Annual Incentive Plan, the Merger Success Award, Executive’s December 8, 2014 performance share unit award or the terms and conditions of the Company’s award agreements and plan documents for the awards described in Section 2(f), 2(g), 2(h) and 2(i) (the “Incentive Arrangements”). Apart from such continuing terms of any pre-existing Arbitration Agreement, Restrictive Agreement, Employment Agreement, Retention Letter Agreement or Incentive Arrangement, this Agreement supersedes and cancels any and all previous agreements that may have been made in connection with Executive’s employment with the Company.

12.Severability and Modifications. The provisions of this Agreement are severable and if any part is found to be unenforceable, the other portions shall remain fully valid and enforceable. Additionally, if any of the waivers and releases set forth in paragraph 3 above are held to be invalid, illegal, void and/or unenforceable by an arbitrator or a court of competent jurisdiction:  (i) the remaining waivers and releases shall remain fully valid and enforceable; and (ii) upon request by the Company, Executive shall immediately duly execute and deliver to the Company a release and waiver that is legal and enforceable to the fullest extent of the law. This Agreement may not be released, discharged, abandoned, supplemented, changed, or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by Executive and a duly authorized officer of the Company. Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right that Executive or the Company may have under this Agreement shall not be deemed a waiver of such provision or right or any other provision or right under this Agreement.

13.Construction of Agreement. The parties agree that there shall be no presumption that any ambiguity in this Agreement is to be construed against the drafter.

14.Section 409A. Amounts payable under this Agreement are intended by the parties to comply with or be exempt from Section 409A of the Internal Revenue Code of 2017, as amended (the “Code”) and the regulations and guidance thereunder (collectively, “Section 409A”), including as a result of the “short term deferral” exemption or the “separation pay plan” exemption thereunder, and accordingly to the maximum extent permitted shall be interpreted in a manner consistent therewith. For purposes of applying Section 409A, Executive’s right to receive any installment payment of compensation under this Agreement shall be treated as a right to receive a series of separate payments of compensation. “Termination of employment” or words of similar import, as used in this Agreement, shall mean, with respect to any payments subject to Section 409A, Executive’s “separation from service” as defined by Section 409A. The date for payments payable under this Agreement shall be determined in accordance with the terms of this Agreement and shall not be subject to direct or indirect designation by Executive. Nothing in this Agreement shall be construed as a guarantee of any particular tax treatment to Executive. Executive shall be solely responsible for the tax consequences with respect to all amounts payable under this Agreement, and in no event shall the Company have any responsibility or liability if this Agreement does not meet any applicable requirements of Section 409A unless the Company is solely responsible for such violation of Section 409A. The parties agree to cooperate and act in good faith to ensure full compliance with Section 409A.

15.Knowing and Voluntary Execution. Executive represents and warrants that Executive has read this Agreement, has had adequate time to consider it, has been advised to consult with an attorney before signing this Agreement, understands the meaning and application of this Agreement and has signed this Agreement knowingly, voluntarily and of Executive’s own free will with the intent of being bound by it.

16.No Mitigation; No Offset.  Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due Executive under this Agreement on account of any compensation attributable to any subsequent employment that she may obtain.

17.Continued Indemnification. This Agreement shall not affect the Company’s continuing obligation to indemnify Executive for her acts as an officer or director of the Company or any other Company entity in accordance with the bylaws of the Company and the policies and procedures of the Company that are presently in effect on the Effective Date of this Agreement, and the Company shall continue to indemnify Executive for her acts as an officer or director of the Company or any other Company entity in accordance with the bylaws of the Company and the policies and procedures of the Company that are presently in effect on the Effective Date of this Agreement applicable to all directors and executive officers of the Company.

18.Controlling Document. If any provision of any agreement, plan, program, policy, arrangement or other written document between or relating to the Company and Executive conflicts with any provision of this Agreement, the provision of this Agreement shall control and prevail.

19.Currency. All amounts designated and payable under this Agreement are denominated and payable in United States dollars.

20.Headings.The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

21.Counterparts. This Agreement may be executed in two or more counterparts, and such counterparts shall constitute one and the same instrument.  Signatures delivered by facsimile or email shall be deemed effective for all purposes to the extent permitted under applicable law.

[The remainder of this page is left intentionally blank.]

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF CLAIMS AND AFFECTS IMPORTANT LEGAL RIGHTS.

ALLERGAN, INC.

By:

Print Name:	A. Robert D. Bailey

Date:

Not valid if signed by Executive more than twenty-one (21) days after the Termination Date.

MARIA TERESA HILADO

Signature:

Print Name:

Date:

ATTACHMENT A

[attach consulting agreement]

EXHIBIT A

SECOND RELEASE AGREEMENT

This is the “Second Release Agreement” as defined in the Separation Agreement and Release entered into as of February 6, 2018 by and between Maria Teresa Hilado and Allergan, Inc.  All capitalized terms not otherwise defined herein shall have the meanings attributed to them in such Separation Agreement and Release.

1.	Release of Claims.

In consideration of the agreement of the Company herein including with respect to the Payments, Executive, on behalf of Executive and Executive’s heirs, executors, representatives, successors, and assigns, completely releases and forever discharges the Company (as defined in the Separation Agreement), Allergan’s and each of the other Company entities’ current and former owners, officers, directors, employees, insurers, attorneys and agents, both in their personal and representative capacities, their third party manufacturers, insurers, any other entity directly or indirectly controlled by them, successors and assigns of all of the foregoing, past and present, and the various Company benefit plans, committees, trustees, fiduciaries, and trusts (hereinafter all collectively referred to as the “Releasees”) from any and all claims, rights, demands, actions, obligations, liens, costs, expenses, orders, judgments, attorneys’ fees, and causes of action, of whatever kind or nature, asserted or unasserted, arising on or at any time prior to the date on which Executive signs this Second Release Agreement, which Executive may now have, or has ever had, against any of the Releasees arising from or in any way connected with the employment relationship between Executive and the Company, or any acts or omissions occurring during the employment relationship or the termination thereof up to and including the date on which Executive signs this Agreement. Without limiting any of the foregoing, this Release of Claims includes, but is not limited to, all “wrongful discharge,” retaliation and discrimination claims; all claims relating to any contracts of employment, express or implied; all claims for defamation, misrepresentation, or negligence; all claims for monies or severance pay; all tort claims of any nature, including claims for alleged infliction of emotional distress; all claims under any laws or regulations relating to employment matters including, but not limited to the following, as amended: (1) Title VII of the Civil Rights Act of 1964, 42 U. S. C. § 2000(e), et seq.; (2) the Age Discrimination in Employment Act, as amended, 29 U. S. C. § 621, et seq. (the “ADEA”); (3) Section 1981 of the Civil Rights Act of 1866, 42 U. S. C. § 1981; (4) the Equal Pay Act of 1963, 29 U. S. C. § 206; (5) Executive Order 11141; (6) Section 503 of the Rehabilitation Act of 1973, 29 U. S. C. § 701, et seq. ; (7) the Americans With Disabilities Act, 42 U. S. C. § 12101, et seq.; (8) the Employee Retirement Income Security Act of 1974, as amended, 29 U. S. C. § 1001, et seq. (except for any vested benefits under any tax qualified benefit plan); (9) the Immigration Reform and Control Act, 8 U. S. C. §101, et seq.; (10) the Worker Adjustment and Retraining Notification Act, 29 U. S. C. §2101, et seq.; (11) the Fair Credit Reporting Act, 15 U. S. C. § 1681, et seq.; (12) the Sarbanes-Oxley Act of 2002, to the extent permitted by law; (13) Section 885 of the American Jobs Creation Act of 2004 and any applicable guidance thereunder (Internal Revenue Code Section 409A); (14) the Family and Medical Leave Act; (15) the New Jersey Conscientious Executive Protection Act; (16) the Massachusetts Wage Act, Mass. Gen. Law Ch. 149, §148 (17) the Massachusetts antidiscrimination law, Mass. Gen. Law Ch. 151B; (18) the California Fair Employment and Housing Act; (19) the California Whistleblower Protection Law (Labor Code §§ 1102.5, et

seq.); (20) the Cal-WARN Act, Cal. Labor Code §§1400-1408; (21) the Millville Dallas Airmotive Plant Job Loss Notification Act; (22) the New York Worker Adjustment and Retraining Notification Act; (23) any other federal, state or local law, rule, regulation, or ordinance; any public policy, contract, tort, or common law; and all claims for vacation, sick, or personal leave pay, short term or long term disability benefits, or payment pursuant to any practice, plan, policy, handbook, or manual; and any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters.

This Release of Claims does not affect any vested rights Executive may have under the Allergan, Inc. Savings and Investment Plan or any 401(k) or Profit Sharing Plan of the Company, as well as any vested rights that Executive may have under any equity award previously granted to Executive under any equity plan of the Company. Any such vested rights that Executive may have shall be determined by the terms of such Plans or plans and the agreements related thereto. In addition, this Release of Claims does not release any claim (i) to pay or provide any compensation or benefit required to be paid or provided under this Agreement, (ii) to indemnify Executive for her acts as an officer or director of the Company or any other Company entity in accordance with the bylaws of the Company and the policies and procedures of the Company that are presently in effect, (iii) to Executive and her eligible, participating dependents or beneficiaries under any existing welfare, retirement or other fringe-benefit plan or program of the Company in which Executive and/or such dependents are participants, and/or (iv) arising after the Termination Date as the result of acts or occurrences after the Termination Date.

Executive hereby acknowledges and agrees that Executive shall not seek to recover nor be entitled to recover from any of the Releasees for any claim that has been released in this Release of Claims.

2.	Release – Other Information.

(a)Nothing in this Agreement shall be interpreted or applied to affect or limit Executive’s otherwise lawful right to bring an administrative charge with the U. S. Equal Employment Opportunity Commission (“EEOC”) or other federal, state, or local administrative agency, or to testify, assist, or participate in any investigation, hearing, or proceeding conducted by the EEOC or other federal, state, or local administrative agency. Executive agrees that Executive has released the Releasees from any and all liability from the laws, statutes, and common law listed in paragraph 3 above. As such, the Company may assert its rights under the Release of Claims in this Agreement as a defense to any administrative, judicial or other proceeding or lawsuit filed against the Releasees asserting or alleging any claim, demand or cause of action that has been released or waived in paragraph 3 above. Further, Executive is not and will not be entitled to any monetary relief resulting from any proceeding brought by Executive or the EEOC or any other person or entity on Executive’s behalf (including but not limited to any federal, state, or local agency) asserting or alleging any claim, demand or cause of action that has been released or waived in paragraph 3 above. For the avoidance of doubt, nothing in this Agreement shall be interpreted to limit Executive’s right to receive an award to which Executive may be entitled for information provided to the U. S. Securities and Exchange Commission (SEC), the U. S. Commodity Futures Trading Commission (CFTC), or equivalent state securities enforcement agencies.

(b)The parties also acknowledge that nothing in this Agreement shall be interpreted or applied in a manner that affects or limits Executive’s otherwise lawful ability to challenge, under the Older Workers Benefit Protection Act (“OWBPA”) (29 U. S. C. § 626), the knowing and voluntary nature of his/her release of any claims for violation of the Age Discrimination in Employment Act of 1967, as amended, 29 U. S. C. § 621, et seq. (“ADEA”) against any of the Releasees before a court, the EEOC, or any other federal, state, or local agency.

3.	Release of Claims under the ADEA, Right to Review and Revoke.

Executive expressly acknowledges and agrees that this Agreement includes a waiver and release of all claims which Executive has or may have under the ADEA. The following terms and conditions apply to and are part of the waiver and release of claims under this Agreement:

The waiver and release of claims contained in this Agreement does not cover rights or claims that may arise after the date on which Executive signs this Agreement.

Executive is hereby advised to consult a lawyer before signing this Agreement. Executive is granted at least twenty-one (21) calendar days after Executive is presented with this Agreement to decide whether or not to sign this Agreement. If Executive signs this Agreement before the expiration of the at least twenty-one (21) day period, he/she waives the balance of that period. Executive agrees that any modifications made to this Agreement, material or otherwise, do not restart or affect in any manner the consideration period of at least twenty-one (21) calendar days.

Executive will have the right to revoke this Agreement for a period of seven (7) days after signing this Agreement, and this Agreement shall not become effective or enforceable unless and until this revocation period has expired without revocation by Executive. If Executive timely revokes this Agreement, Executive will not receive or be entitled to receive the Separation Payment specified in paragraph 2 above.

Any revocation by Executive must be in writing and delivered to Allergan plc, Attention: HR Service Delivery Team, 5 Giralda Farms, Madison, NJ 07940 on or before the seventh (7th) day after the date that this Agreement is executed by Executive. Executive hereby acknowledges and agrees that Executive is knowingly and voluntarily waiving and releasing Executive’s rights and claims only in exchange for consideration (something of value) in addition to anything of value to which Executive is already entitled.

[The remainder of this page is left intentionally blank.]

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF CLAIMS AND AFFECTS IMPORTANT LEGAL RIGHTS.

ALLERGAN, INC.

By:

Print Name:	A. Robert D. Bailey

Date:

Not valid if signed by Executive before the Termination Date.

MARIA TERESA HILADO

Signature:

Print Name:	A. Robert D. Bailey

Date:

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